Exhibit 5.1

1114 Avenue of the Americas, 23rd Floor

New York, New York 10036.7703 USA

P. 212.880.6000 | F. 212.682.0200

79 Wellington St. W., 30th Floor

Box 270, TD South Tower

Toronto, Ontario M5K 1N2 Canada

P. 416.865.0040 | F. 416.865.7380

www.torys.com

June 8, 2026

Village Farms International, Inc.

90 Colonial Parkway

Lake Mary, Florida

32746

Dear Sirs/Mesdames:

Re:	Village Farms International, Inc. – Registered Direct Offering of Common Shares

We have acted as U.S. and Canadian counsel for Village Farms International, Inc., a corporation organized under the laws of the Province of Ontario (the “Corporation”), in connection with the registration of 7,500,000 common shares in the capital of the Corporation (each, a “Common Share”) pursuant to the prospectus supplement, dated June 5, 2026, to the prospectus included as part of a registration statement (the “Registration Statement”) on Form S-3 (No. 333-280572), filed on June 28, 2024 by the Corporation and declared effective on July 8, 2024 by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Common Shares will be sold and issued all in accordance with one or more Securities Purchase Agreements, each dated June 5, 2026, by and among the Corporation and the purchasers identified therein (the “Securities Purchase Agreements”).

We are qualified to practice law in the Province of Ontario and we do not express any opinion with respect to the laws of any jurisdiction other than the laws of the Province of Ontario and the federal laws of Canada applicable therein (including in respect of the Business Corporations Act (Ontario) (the “OBCA”)). All opinions with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein are given by members of the Law Society of Ontario. Notwithstanding the foregoing and our opinions set forth below, we express no opinion with respect to the compliance or non-compliance with applicable privacy laws in connection with the issuance and sale of any Common Shares.

As counsel for the Corporation, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Corporation in connection with the authorization, issuance and sale of the Common Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Common Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms set forth in the Securities Purchase Agreements, will be validly issued, fully paid and non-assessable.

Further, our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the OBCA.

We consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Corporation with the Commission on June 8, 2026 and its incorporation by reference in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Torys LLP

2